Exhibit 10.1

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN

As Amended and Restated Effective May 21, 2025

REINSURANCE GROUP OF AMERICA, INCORPORATED

FLEXIBLE STOCK PLAN

ARTICLE I

NAME AND PURPOSE

1.1 Name. The name of this Plan is the “Reinsurance Group of America, Incorporated Flexible Stock Plan.”

1.2 Purpose. The Company has established this Plan to attract, retain, motivate and reward Employees and other individuals, to encourage ownership of the Company’s Common Stock by Employees and other individuals, and to promote and further the best interests of the Company by granting equity and/or cash awards. The Plan is hereby amended and restated as provided herein.

ARTICLE II

DEFINITIONS OF TERMS AND RULES OF CONSTRUCTION

2.1 General Definitions. The following words and phrases, when used in the Plan, unless otherwise specifically defined or unless the context clearly otherwise requires, shall have the following respective meanings:

(a)

Affiliate. Any Subsidiary of the Company and any limited liability company, partnership, corporation, joint venture, or any other entity in which the Company or any such Subsidiary, directly or indirectly, owns a controlling equity interest. The term “controlling equity interest” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, through the ownership of voting securities, by contract or otherwise.

(b)

Agreement. A written (or electronic) contract entered into between the Company or an Affiliate and a Participant or, in the discretion of the Committee, a written (or electronic) certificate issued by the Company or an Affiliate to a Participant, in either case, containing or incorporating the terms and conditions of a Benefit in such form (not inconsistent with this Plan) as the Committee approves from time to time, together with all Modifications (as defined in Section 6.2 below) approved by the Committee in accordance with Section 6.2.

(c)

Applicable Law. Any applicable law, rule, regulation and requirement, including Missouri law, U.S. federal, state or local law, any rule or regulation of the New York Stock Exchange, or any applicable law, rule or regulation of any other country or jurisdiction where Awards are granted under the Plan or Participants reside or provide services.

(d)	Award. Any Cash Award or Equity Award, as applicable.

(e)	Benefit. Any benefit granted to a Participant under the Plan.

(f)	Board. The Board of Directors of the Company.

(g)	Cash Award. A Benefit granted under Article XVIII of this Plan that is payable in the form of cash.

(h)	Change of Control. The occurrence of one of the following:

(1)

any person or entity, including a “group” as defined in Section 13(d)(3) of the Exchange Act, other than the Company or a wholly-owned Subsidiary thereof or any employee benefit plan of the Company or any of its Subsidiaries, becomes the beneficial owner of the Company’s securities having 50% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities by the Company in the ordinary course of business);

(2)

the consummation of any merger, consolidation, sale of assets or similar business combination transaction, or any combination of the foregoing transactions, other than any such transaction where the Company’s voting stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, a majority of the combined voting power of the then outstanding securities of the Company or any acquiring or surviving parent entity, as applicable, entitled to vote generally in the election of the directors of the Company or such acquiring or surviving parent entity immediately after such transaction; or

(3)	during any period of 24 consecutive months, a majority of the members of the Board cease to be composed of individuals who are Continuing Directors (as defined below).

For purposes of this definition, “Continuing Directors” means, with respect to any period, any individuals (A) who were members of the Board on the first day of such period, (B) whose election or nomination to the Board or equivalent governing body was approved by individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of the Board, or (C) whose election or nomination to the Board or other equivalent governing body was approved by individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body.

(i)	Code. The Internal Revenue Code of 1986, as amended and in effect from time to time, or any successor statute. Any reference to the Code includes the regulations promulgated pursuant to the Code.

(j)	Company. Reinsurance Group of America, Incorporated, a Missouri corporation, or any successor to all or substantially all of its business by merger, consolidation, purchase of assets or otherwise.

(k)	Committee. The Committee described in Section 5.1.

(l)

Common Stock. Any class of the Company’s common stock or any securities issued in respect thereof by the Company or any successor to the Company as a result of an event described in Section 3.3 or ARTICLE IX hereof.

(m)	Effective Date. The date that the Plan, as amended and restated herein, is approved by the shareholders of the Company.

(n)	Employee. Any person employed as either a regular full-time employee or part-time employee by the Employer.

(o)	Employer. The Company and all Affiliates.

(p)	Equity Award. Any Options, SARs, Restricted Stocks. RSU, Stock-Based Awards, Performance Shares or other equity-based award granted under this Plan.

(q)	Exchange Act. The Securities Exchange Act of 1934, as amended.

(r)

Fair Market Value. The closing price of a Share on the New York Stock Exchange on a given date, or, in the absence of sales on a given date, the closing price on the New York Stock Exchange on the last day on which a sale occurred prior to such date. If the Shares are not listed on the New York Stock Exchange, Fair Market Value shall be what the Committee determines in good faith to be 100% of the fair market value of a Share on that date. In the case of an ISO, if such determination of Fair Market Value is not consistent with the then current regulations of the Secretary of the Treasury, Fair Market Value shall be determined in accordance with said regulations. The determination of Fair Market Value shall be subject to adjustment as provided in Section 3.3 and ARTICLE IX hereof.

(s)	Fiscal Year. The taxable year of the Company which is the calendar year.

(t)	ISO. An Incentive Stock Option as defined in Section 422 of the Code, or any successor to such section.

(u)	NQSO. A Non-Qualified Stock Option, which is an Option that does not qualify as an ISO.

(v)	Option. An option to purchase Shares granted under the Plan.

(w)	Other Stock Based Award. An award under ARTICLE XIX that is valued in whole or in part by reference to, or is otherwise based on, Common Stock.

(x)	Parent. Any corporation that is a “parent corporation,” as that term is defined in Section 424(e) of the Code, or any successor provision.

(y)

Participant. An individual who is granted a Benefit under the Plan. Benefits may be granted to Employees, consultants and independent contractors of the Company or any Affiliate, in the sole discretion of the Committee.

(z)

Performance Criteria. The criteria, or any combination of criteria, that the Committee in its discretion selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for any performance period. Such criteria may include, without limitation, any of the criteria set forth on Annex A attached hereto, any other measure of Company performance, any individual performance criteria, and any other measure of performance selected by the Committee in its discretion.

(aa)

Performance Goals. The targeted level of performance or other goals established in writing by the Committee in its discretion for any performance period based upon any one or more of the Performance Criteria, which may be expressed, without limitation, in terms of overall Company performance or the performance of a Subsidiary, division, business unit or an individual and may be stated, without limitation, in terms of absolute levels or relative to another company or companies or to an index or indices, or as a goal relative to performance in prior periods. At the time of the grant of a Performance Share, or at any time thereafter, the Committee may provide for the manner in which performance will be measured against the Performance Goals (or may adjust the Performance Goals) to reflect the impact of specified corporate transactions, accounting or tax law changes, other unusual or nonrecurring events, and such other matters that the Committee determines is consistent with the intent thereof.

(bb)	Performance Share. An Equity Award made to a Participant under ARTICLE XVII.

(cc)	Plan. The Reinsurance Group of America, Incorporated Flexible Stock Plan, as amended and restated herein, and all further amendments and supplements to it.

(dd)	Restricted Stock. Shares issued under ARTICLE XV of the Plan.

(ee)

RSU. A restricted stock unit, which is an Equity Award made to a Participant under ARTICLE XVI representing the Participant’s right to receive a Share or cash equal to the Fair Market Value of one Share for each restricted stock unit held on the scheduled vesting date or other specified payment date.

(ff)	Rule 16b-3. Rule 16b-3 promulgated by the SEC under the Exchange Act, as amended, or any successor rule in effect from time to time.

(gg)	SEC. The Securities and Exchange Commission.

(hh)	Share. A share of Common Stock.

(ii)

SAR. A stock appreciation right, which is the right to receive an amount equal to the appreciation, if any, in the Fair Market Value of a Share from the date of the grant of the right to the date of its exercise as provided in Article XIV.

(jj)

Subsidiary. With respect to any entity (the “Applicable Entity”), any entity of which 50% or more of its voting power or its equity securities or equity interests are owned directly or indirectly by the Applicable Entity.

2.2 Other Definitions. In addition to the above definitions, certain words and phrases used in the Plan and any Agreement may be defined in other portions of the Plan or in such Agreement.

2.3 Conflicts in Plan. In the case of any conflict in the terms of the Plan relating to a Benefit, the provisions in the ARTICLE of the Plan which specifically provides for such Benefit shall control those in a different ARTICLE.

ARTICLE III

COMMON STOCK

3.1 Number of Shares. Subject to Section 3.3, the aggregate number of Shares which may be issued or sold under the Plan, or for which Options, SARs, Restricted Stock, RSUs, Performance Shares or Other Stock Based Awards may be granted under the Plan, shall be equal to the sum of (A) 1,200,000 Shares newly authorized as of the Effective Date plus (B) the 16,460,077 Shares that have been authorized for issuance under the Plan prior to the Effective Date to the extent such Shares remain outstanding and available or become outstanding and available again hereunder (such sum, the “Share Reserve”). For clarity, the Share Reserve is a limit on the number of Shares that may be issued pursuant to this Plan. Such Shares may be authorized but unissued Shares (subject to payment of any required par value), Shares held in the treasury, or both.

3.2 Reusage. If an Option or SAR expires or is terminated, surrendered or cancelled without having been fully exercised, if Restricted Stock, RSUs, Performance Shares or Other Stock Based Awards are forfeited, or if any other grant results in any Shares not being issued, the Shares covered by such Option or SAR, grant of Restricted Stock, RSUs, Performance Shares or Other Stock Based Awards, as the case may be, shall again be available for use under the Plan. In addition, Shares tendered or withheld in payment of the exercise price for an Option or SAR or in satisfaction of withholding taxes for any Benefit shall be available again for use under the Plan.

3.3 Adjustments. If there is any change in the Common Stock of the Company by reason of any extraordinary dividend, stock dividend, spin-off, split-up, spin-out, recapitalization, warrant or rights issuance or combination, exchange or reclassification of shares, merger, consolidation, reorganization, sale of substantially all assets or, in the Committee’s sole discretion, other similar or relevant event, in any such case as determined by the Committee to affect the Shares (any such event, a “Recapitalization Event”), then the number, kind and class of Shares available for grants of Options, SARs, Restricted Stock, RSUs, Performance Shares and Other Stock Based Awards and the number, kind and class of shares subject to outstanding Options and SARs (including the exercise price thereof), and grants of Restricted Stock, RSUs, Performance Shares and Other Stock Based Awards, in each case that remain outstanding at such time, shall be appropriately adjusted by the Committee. The adjustment provisions of this Section 3.3 shall apply to individual limitations under the Plan (e.g., limitations on the number of shares covered by any type of Benefit in any calendar year).

3.4 Exclusions from Share Limitation. The following will not be applied to reduce the Share Reserve: (a) dividends or dividend equivalents paid in cash in connection with outstanding Benefits, (b) Benefits which by their terms may be settled only in cash, (c) any Shares subject to a Benefit under the Plan which Benefit is forfeited, cancelled, terminated, expires or lapses for any reason, and (d) Shares and any Benefits that are granted through the settlement, assumption, or substitution of outstanding awards previously granted, or through obligations to grant future awards, as the result of a merger, consolidation, or acquisition of the employing company with or by the Company, in any such case pursuant to this clause (d) to the extent permitted by Section 303A.08 of the NYSE Listed Company Manual (or any successor provision thereof) (any such Shares and Benefits, “Acquisition Substitute Awards”).

ARTICLE IV

ELIGIBILITY

4.1 Determined By Committee. The Participants and the Benefits they receive under the Plan shall be determined solely by the Committee. In making its determinations, the Committee shall consider past, present and expected future contributions of Participants and potential Participants to the Employer, including, without limitation, the performance of, or the refraining from the performance of, services.

ARTICLE V

ADMINISTRATION

5.1 Committee. The Plan shall be administered by the Human Capital and Compensation Committee of the Board, its successor or such other committee as the Board may designate (the “Committee”). The members of the Committee shall be appointed by and shall serve at the pleasure of the Board, which may from time to time appoint members in substitution for members previously appointed and fill vacancies, however caused, in the Committee. The Committee may select one of its members as its Chair and shall hold its meetings at such times and places as it may determine. A majority of the Committee’s members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been taken at a meeting duly called and held.

5.2 Authority. Subject to the terms of the Plan, the Committee shall have discretionary authority to:

(a)	determine the individuals to whom Benefits are granted, the type and amounts of Benefits to be granted and the time of all such grants;

(b)

determine the terms, conditions, provisions and restrictions that may apply to each Benefit granted, which determinations of the terms, conditions, provisions and restrictions need not be uniform among all Participants;

(c)	interpret and construe the Plan and all Agreements;

(d)	prescribe, amend and rescind rules and regulations relating to the Plan;

(e)	determine the content and form of all Agreements;

(f)	determine all questions relating to Benefits under the Plan;

(g)	make all determinations as to the right to Benefits under the Plan, including the authority to review and approve or deny Participant claims for benefits;

(h)	maintain accounts, records and ledgers relating to Benefits;

(i)	maintain records concerning its decisions and proceedings;

(j)	employ agents, attorneys, accountants or other persons for such purposes as the Committee considers necessary or desirable;

(k)	take, at any time, any action permitted by Section 9.1 irrespective of whether any Change of Control has occurred or is imminent;

(l)	do and perform all acts which it may deem necessary or appropriate for the administration of the Plan and carry out the purposes of the Plan; and

(m)	correct any defect, supply any omission or reconcile any inconsistency in this Plan or in any Benefit in the manner and to the extent it shall deem desirable.

All determinations of the Committee in the administration of this Plan, as described herein, shall be final, binding and conclusive, including, without limitation, as to any adjustments pursuant to Section 3.3.

5.3 Delegation. Except as required for compliance with Rule 16b-3 with respect to grants of Options, SARs, Restricted Stock, RSUs, Performance Shares, Other Stock Based Awards, or other Benefits to individuals who are subject to Section 16 of the Exchange Act, or as otherwise required for compliance with Rule 16b-3 or other Applicable Law, the Committee may delegate all or any part of its authority under the Plan to any Employee, Employees or committee and may authorize further delegation by such committees to senior managers of the Company, in each case to the extent permitted by Applicable Law; provided that, determinations regarding the timing, pricing, amount and terms of any Benefit to a “reporting person” for purposes of Section 16 of the Exchange Act shall be made only by the Committee; and provided further that, no such delegation may be made that would cause Benefits or other transactions under this Plan to cease to be exempt from Section 16(b) of the Exchange Act. Any such delegation may be revoked by the Committee at any time.

5.4 Board Authority. To the extent permitted by Applicable Law, any authority granted to the Committee may also be exercised by the Board or another committee of the Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. Without limiting the generality of the foregoing, to the extent the Board has delegated any authority under this Plan to another committee of the Board, such authority shall not be exercised by the Committee unless expressly permitted by the Board in connection with such delegation.

ARTICLE VI

AMENDMENT

6.1 Amendment of Plan. Except as hereinafter provided, the Board shall have the sole right and power to amend, suspend, or terminate the Plan or any portion thereof at any time and from time to time; provided, however, that no such amendment shall be made without shareholder approval if such approval is deemed necessary or desirable by the Board to comply with any Applicable Law.

6.2 Amendment of Agreements. Except with respect to Option/SAR Repricings (as defined in Section 8.3 below) as provided in Section 8.3 below, the Committee may at any time alter, amend, or waive any Agreements or may suspend, discontinue, cancel or terminate any Awards, prospectively or retrospectively, under this Plan (any such actions as referenced in this sentence, a “Modification”), provided that no such Modification may be made without the consent of any Participant if such Modification is deemed by the Committee to be materially adverse to the Participant except any such Modification required as a matter of Appliable Law, in which event, as provided in Section 2.1(b), the term “Agreement” shall mean the Agreement after giving effect to such Modification. In addition, no amendment, suspension or termination of this Plan pursuant to Section 6.1 may materially and adversely affect any right acquired by any Participant (or a Participant’s legal representative) or any successor or permitted transferee, without the consent of such Participant, as determined by the Committee under a Benefit granted before the date of such amendment, suspension or termination, unless otherwise provided in an Agreement or required as a matter of Applicable Law. It is conclusively presumed that any adjustment for changes in connection with a Recapitalization Event does not adversely affect any right of a Participant or other person under a Benefit.

ARTICLE VII

TERM AND TERMINATION

7.1 Term. The original effective date of the Plan was January 1, 1997 and the Plan as amended and restated herein shall be effective as of the Effective Date, and, subject to the terms of the Plan, including those requiring approval by the shareholders of the Company and those limiting the period over which ISOs or any other Benefits may be granted, shall continue in full force and effect until terminated.

7.2 Termination. The Plan will terminate automatically on May 21, 2035. Subject to Sections 6.1 and 6.2, the Plan may be terminated at any time by the Board. Upon any termination of the Plan, Awards granted prior to such termination will remain in effect in accordance with the terms of the Plan with respect to outstanding Benefits until no Benefits remain outstanding.

ARTICLE VIII

EXERCISE PRICE OF OPTIONS AND SARS

8.1 Committee’s Right. The Committee may modify the terms of an outstanding Option or SAR in accordance with Section 6.2; provided, however, that Option/SAR Repricings are prohibited without shareholder approval as provided in Section 8.3 of the Plan.

8.2 Special Modification Upon a Corporate Transaction. Upon a “corporate transaction” (within the meaning of Treas. Reg. § 1.424-1(a)(3)), the Committee may provide for the assumption or substitution of outstanding Options or SARs, provided that the requirements of Treas. Reg. § 1.424- 1(a) are satisfied with respect to ISOs, and the requirements of Treas. Reg. § 1.409A- 1(b)(v)(D) are satisfied with respect to NQSOs.

8.3 No Discounted Options or SARs; No Repricing. Options and SARs may not be granted with an exercise price lower than the Fair Market Value of the underlying Shares on the grant date (except to the extent that any Options and SARS are granted as Acquisition Substitute Awards pursuant to clause (d) of Section 3.4 or are assumed or substituted in connection with a corporate transaction as described in Section 8.2). Notwithstanding anything contained herein to the contrary, except in connection with any Recapitalization Event, the exercise price of an Option or SAR shall not be reduced after grant, including by reason of cancellation, cash buyout, exchange of an underwater Option or SAR, no such Option or SAR with an exercise price that exceeds Fair Market Value of a share of Common Stock shall be canceled, purchased or exchanged for a cash payment, and no other action shall be taken with respect to Options or SARs that would be treated as a repricing under the rules of the New York Stock Exchange (any such action referenced in this sentence, an “Option/SAR Repricing”), without shareholder approval.

ARTICLE IX

CHANGE OF CONTROL

9.1 Right of Committee. In order to maintain a Participant’s rights upon a Change of Control, the Committee, in its sole discretion, may, in any Agreement evidencing a Benefit, or at any time prior to, or simultaneously with or after a Change of Control, provide such protection or take other actions as it may deem necessary. Without, in any way, limiting the generality of the foregoing provisions or requiring any specific protection, the Committee may:

(a)

provide for the acceleration of any time periods relating to the exercise or realization of such Benefit so that such Benefit may be exercised or realized in full on or before a date fixed by the Committee;

(b)

provide for the purchase or cancellation of such Benefit for an amount of cash or other property equal to the amount which could have been attained upon the exercise or realization of such Benefit had such Benefit been currently exercisable or payable;

(c)	make such adjustment to the Benefits then outstanding as the Committee deems appropriate to reflect such transaction or change; and/or
(d)	cause the Benefits then outstanding to be assumed, or new Benefits substituted therefor, by the surviving corporation or entity in such change.

ARTICLE X

AGREEMENTS AND CERTAIN BENEFITS

10.1 Grant Evidenced by Agreement. The grant of any Benefit under the Plan may be evidenced by an Agreement which shall describe the specific Benefit granted and the terms and conditions of the Benefit. The granting of any Benefit may be subject to, and conditioned upon, the recipient’s execution of any Agreement to the extent required by the Committee. All capitalized terms used in an Agreement shall have the same meaning as in the Plan, except as otherwise provided in the Agreement. An Agreement shall be subject to all of the terms of the Plan.

10.2 Provisions of Agreement. Each Agreement shall contain such provisions that the Committee shall determine to be necessary, desirable and appropriate for the Benefit granted which may include, but not be limited to, the following with respect to any Benefit: description of the type of Benefit; the Benefit’s duration; its transferability; if an Option, the exercise price, the exercise period and the person or persons who may exercise the Option; the effect upon such Benefit of the Participant’s death or termination of employment; the Benefit’s conditions; when, if, and how any Benefit may be forfeited, converted into another Benefit, modified, exchanged for another Benefit, or replaced; and the restrictions on any Shares purchased or granted under the Plan.

10.3 Non-Transferability. Except as otherwise expressly provided in an Agreement, no Benefit or Award may be transferred, assigned, pledged, attached, sold or encumbered by any Participant other than transfers by will or the laws of descent and distribution, and shall be exercisable during his lifetime only by him, his guardian or his legal representative. For the avoidance of doubt, no Benefit or Award may be transferred to a third-party institution for value.

10.4 Minimum Vesting. Notwithstanding anything herein to the contrary, except with respect to an aggregate of up to 5% of the Shares available pursuant to Article III of the Plan for Benefits granted on or following the Effective Date, no Benefit will become exercisable or vest unless such Benefit has been outstanding for a minimum period of one year from its date of grant. Notwithstanding the foregoing, the vesting of a Benefit may be accelerated in the Committee’s sole discretion in the case of the Participant’s death, disability or retirement or upon a Change of Control.

ARTICLE XI

TANDEM AWARDS

11.1 Tandem Awards. Awards may be granted by the Committee in tandem. However, no Benefit may be granted in tandem with an ISO except SARs.

ARTICLE XII

PAYMENT, DIVIDENDS, DEFERRAL AND WITHHOLDING

12.1 Payment. Upon the exercise of an Option or in the case of any other Benefit that requires a payment to the Company, the amount due the Company is to be paid:

(a)	in cash;

(b)	by the tender to the Company of Shares owned by the Participant and registered in his name having a Fair Market Value equal to the amount due to the Company;

(c)	in other property, rights and credits;

(d)	by any cashless exercise procedures conducted in accordance with Applicable Law;

(e)	by net exercise; or

(f)	by any combination of the payment methods specified in (a), (b), (c), (d), and (e) above.

Notwithstanding the foregoing, any method of payment other than cash may be used only with the consent of the Committee or if and to the extent so provided in an Agreement. The proceeds of the sale of Common Stock purchased pursuant to an Option and any payment to the Company for any other Benefits shall be added to the general funds of the Company or to the Shares held in treasury, as the case may be, and used for the corporate purposes of the Company as the Board shall determine.

12.2 Dividend Equivalents. Except as otherwise set forth in this Section 12.2, grants of Benefits in Shares or Share equivalents may include dividend equivalent payments or dividend credit rights to the extent provided in any Agreement or as otherwise provided by the Committee. The payment of dividend equivalents or dividend credits attributable to a Benefit subject to vesting conditions (whether time-based, performance-based or otherwise) is not permitted during the period in which the Benefit is unvested. Dividend equivalents and dividend credits may be accumulated during the vesting period of the underlying Benefit, but in any event shall be paid out only to the extent the Benefit has vested. Additionally, Participants holding Options or SARs shall not be granted dividend equivalents or dividend credits for any period prior to the exercise of such Option or SAR.

12.3 Deferral. The right to receive any Benefit under the Plan may, at the request of the Participant, be deferred for such period and upon such terms as the Agreement may provide or the Committee shall determine, which may include crediting of interest on deferrals of cash and crediting of dividends on deferrals denominated in Shares; provided, that any such deferrals shall be subject to compliance with Section 409A of the Code and Section 20.16.

12.4 Withholding. The Company may withhold from any Award, from any payment due under any Award, or from any compensation or other amount owing to any Participant any amount necessary to satisfy federal, state and local income tax withholding or other tax-related requirements with respect to such Award. Such withholding may be in cash or in Shares or as otherwise provided in any Agreement.

ARTICLE XIII

OPTIONS

13.1 Types of Options. It is intended that both ISOs and NQSOs may be granted by the Committee under the Plan, with terms not in excess of ten years. In no event may Options known as “reload options” or other automatic grants to Participants be granted under the Plan.

13.2 Shares for ISOs. The number of Shares for which ISOs may be granted to any Participant on or after the Effective Date shall not exceed 150,000 Shares in any calendar year.

13.3 Grant of ISOs and Option Price. Each ISO must be granted to an Employee and granted no later than the tenth anniversary of the date on which the Board approved the Plan, as amended and restated. The purchase price for Shares under any ISO shall be no less than the Fair Market Value of the Shares at the time the Option is granted.

13.4 Other Requirements for ISOs. The terms of each Option which is intended to qualify as an ISO shall meet all requirements of Section 422 of the Code; provided, that if any Option that was intended to qualify as an ISO fails to so qualify for any reason, such Option shall be treated as a NQSO.

13.5 NQSOs. The terms of each NQSO shall provide that such Option will not be treated as an ISO. The purchase price for Shares under any NQSO shall be equal to or greater than the Fair Market Value of the Shares at the time the Option is granted.

13.6 Determination by Committee. Except as otherwise provided in Section 13.2 through Section 13.5, the terms of all Options shall be determined by the Committee subject to and in accordance with the terms of this Plan.

13.7 Limitation on Shares Covered by Options. The maximum number of Shares with respect to which Options may be granted to any Participant in any calendar year shall not exceed 200,000 Shares. For purposes of the preceding sentence, the Shares covered by an Option that is cancelled shall count against the maximum number of Shares.

ARTICLE XIV

SARS

14.1 Grant and Payment. The Committee may grant SARs. Upon electing to receive payment of a SAR, a Participant shall receive payment in cash, in Common Stock or in any combination of cash and Common Stock, as the Agreement may provide or the Committee may determine.

14.2 Grant of Tandem Award. The Committee may grant SARs in tandem with an Option, in which case: the exercise of the Option shall cause a correlative reduction in SARs standing to a Participant’s credit which were granted in tandem with the Option; and the payment of SARs shall cause a correlative reduction of the Shares under such Option.

14.3 ISO Tandem Award. When SARs are granted in tandem with an ISO, the SARs shall have such terms and conditions as shall be required for the ISO to qualify as an ISO.

14.4 Payment of Award. SARs shall be paid, to the extent payment is elected by the Participant (and is otherwise due and payable), as provided in the Agreement.

14.5 Limitation on SARs. The maximum number of SARs which may be granted to any Participant in any calendar year shall not exceed 200,000 SARs. For purposes of the preceding sentence, any SARs that are cancelled shall count against the maximum number of SARs.

ARTICLE XV

RESTRICTED STOCK

15.1 Description. The Committee may grant Benefits in Shares available under ARTICLE III of the Plan as Restricted Stock. Shares of Restricted Stock shall be issued and delivered at the time of the grant but shall be subject to forfeiture until provided otherwise in the applicable Agreement or the Plan. Each certificate representing Shares of Restricted Stock (or, if such Shares are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) shall bear a legend and/or other restrictive language referring to the Plan and the risk of forfeiture of the Shares and stating that such Shares are nontransferable until all restrictions have been satisfied and the legend has been removed. The recipient shall be entitled to full voting and dividend rights with respect to all shares of Restricted Stock from the date of grant; provided, however, that dividend payment amounts may be accumulated during the vesting period and paid out only to the extent the Restricted Stock has vested.

15.2 Non-Transferability. Shares of Restricted Stock shall not be transferable until after the removal of the legend and/or other restrictive language with respect to such Shares as provided in Section 15.1 above.

15.3 Limitation on Restricted Stock. The maximum number of Shares with respect to which Restricted Stock may be granted to any Participant in any calendar year shall not exceed 200,000 Shares.

ARTICLE XVI

RSUs

16.1 Description. An RSU represents the right to receive Shares or cash, or any combination of Shares and cash, equal to the Fair Market Value of one Share for each RSU following the scheduled vesting date or other specified payment date as provided for in the applicable Agreement. A Participant receiving RSUs will have no rights of a shareholder as to such RSU until such time as Shares are issued to the Participant.

16.2 Grant. The Committee may grant an award of RSUs. The maximum number of Shares with respect to which RSUs may be granted to any Participant in any calendar year shall not exceed 200,000 Shares.

ARTICLE XVII

PERFORMANCE SHARES

17.1 Description. Performance Shares are the right of an individual to whom a grant of such Shares is made to receive Shares or cash equal to the Fair Market Value of such Shares at a future date in accordance with the terms of such grant based on the attainment of Performance Goals.

17.2 Grant. The Committee may grant an award of Performance Shares. The number of Performance Shares and the terms and conditions of the grant shall be set forth in the applicable Agreement. The maximum number of Shares with respect to which Performance Shares may be granted to any Participant in any calendar year shall not exceed 200,000 Shares.

ARTICLE XVIII

CASH AWARDS

18.1 Grant. The Committee may grant Cash Awards at such times and (subject to Section 18.2) in such amounts as it deems appropriate.

18.2 Limitation on Amount. The maximum amount of all Cash Awards that may be granted to any Participant under this Plan in any calendar year shall not exceed $2,000,000.

18.3 Restrictions. Cash Awards may be subject or not subject to conditions (such as an investment requirement), restricted or nonrestricted, vested or subject to forfeiture and may be payable currently or in the future or both.

ARTICLE XIX

OTHER STOCK BASED AWARDS

19.1 Other Stock Based Awards. The Committee shall have the right to grant Other Stock Based Awards which may include, without limitation, the grant of Shares based on certain conditions, the payment of cash based on the performance of the Common Stock, and the grant of securities convertible into Shares.

19.2 Limitation on Other Stock Based Awards. The maximum number of Shares with respect to which any Other Stock Based Award may be granted to any Participant in any calendar year is 200,000 Shares in the aggregate.

ARTICLE XX

MISCELLANEOUS PROVISIONS

20.1 Italicized References. The italicized references contained in the Plan are included only for convenience, and they shall not be construed as a part of the Plan or in any respect affecting or modifying its provisions.

20.2 Number and Gender. The masculine and neuter, wherever used in the Plan, shall refer to either the masculine, neuter or feminine; and, unless the context otherwise requires, the singular shall include the plural and the plural the singular.

20.3 Governing Law/Venue. This Plan shall be construed and administered in accordance with the laws of the State of Missouri, without giving regard to the conflict of laws provisions thereof. Any legal action against the Company, an Affiliate, the Board, or the Committee arising out of this Plan or any Award or Agreement hereunder may only be brought in the Circuit Court in St. Louis County and/or the United States District Court in St. Louis, Missouri.

20.4 Purchase for Investment. The Committee may require each person purchasing Shares pursuant to an Option or other award under the Plan to represent to and agree with the Company in writing that such person is acquiring the Shares for investment and without a view to distribution or resale. The certificates for such Shares (or, if such Shares are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares (or, if such Shares are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under all Applicable Laws, and the Committee may cause a legend or legends or other language to be put on any such certificates (or, if such Shares are in book-entry form, such book-entry balances and confirmation and account statements with respect thereto) to make appropriate references to such restrictions.

20.5 No Employment Contract. The adoption of the Plan shall not confer upon any Employee any right to continued employment nor shall it interfere in any way with the right of the Employer to terminate the employment of any of its Employees at any time.

20.6 No Effect on Other Benefits. Payments and other benefits received by a Participant under a Benefit shall not be deemed a part of a Participant’s regular, recurring compensation for any purpose and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate, unless in any such case expressly so provided by such other plan, contract or arrangement or the Committee expressly determines that a Benefit or portion of a Benefit should be included to reflect competitive compensation practices or to recognize that a Benefit has been made in lieu of a portion of competitive cash compensation. The receipt by a Participant of one type of grant shall not entitle the Participant to receipt of any other type of grant.

20.7 Clawback. Any Award or Benefit under this Plan is subject to the terms and conditions contained in (i) the Company’s Executive Compensation Recoupment Policy, (ii) the Company’s NYSE Executive Recoupment Policy, (iii) any amendment and/or restatement of either such policy and (iv) any other recoupment or clawback policy that may be adopted by the Company in the future (collectively, the “Policies”), any or all of which may permit the Company to recoup all or a portion of any such Awards or Benefits upon the occurrence of certain events.

20.8 Rights as Shareholders. A Participant shall have no right as a shareholder with respect to any Shares covered by a Benefit until the date the Participant becomes the holder of record of such Shares.

20.9 Date of Grant. The date and time of approval by the Committee of the granting of a Benefit shall be considered the date and time at which such Benefit is made or granted, or such later effective date as determined by the Committee in accordance with Applicable Law, notwithstanding the date of any Agreement with respect to such Benefit; provided, however, that the Committee may grant Benefits other than ISOs to Employees or to persons who are about to become Employees, to be effective and deemed to be granted on the occurrence of certain specified contingencies, provided that if the Benefit is granted to a non-Employee who is about to become an Employee, such specified contingencies shall include, without limitation, that such person becomes an Employee.

20.10 Beneficiary Upon Participant’s Death. To the extent that the transfer of a Participant’s Benefit at death is permitted by this Plan or under an Agreement, (a) a Participant’s Benefit shall be transferable to the beneficiary, if any, designated on forms prescribed by and filed with the Committee and (b) upon the death of the Participant, such beneficiary shall succeed to the rights of the Participant to the extent permitted by law and this Plan. If no such designation of a beneficiary has been made, the Participant’s legal representative shall succeed to the Benefits, which shall be transferable by will or pursuant to laws of descent and distribution to the extent permitted by this Plan or under an Agreement.

20.11 Unfunded Plan. This Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Benefits under this Plan. Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under this Plan nor shall anything contained in this Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates and a Participant or successor. To the extent any person acquires a right to receive a Benefit under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company.

20.12 Severability. If any provision of this Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.13 Deferrals and Settlements. Subject to Section 20.16, the Committee may require or permit Participants to elect to defer the issuance of Shares or the settlement of Benefits in cash under such rules and procedures as it may establish under this Plan. The Committee may also provide that deferred settlements include the payment or crediting of interest on the deferral amounts.

20.14 Limits of Liability. Under the Plan: (a) any liability of the Company to any Participant with respect to a Benefit shall be based solely upon contractual obligations created by this Plan and the Agreement; (b) except as may be required by law, neither the Company nor any member or former member of the Board or the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 5.3 hereof) in any determination of any question under this Plan, or in the interpretation, administration or application of this Plan, shall have any liability to any party for any action taken, or not taken, in good faith under this Plan; and (c) to the full extent permitted by law and the organizational documents of the Company, each member and former member of the Committee and each person to whom the Committee delegates or has delegated authority under this Plan shall be entitled to indemnification by the Company against any loss, liability, judgment, damage, cost and reasonable expense incurred by such member, former member or other person by reason of any action taken, failure to act or determination made in good faith under or with respect to this Plan.

20.15 Employees Employed in Foreign Jurisdictions; Sub-Plans. In order to enable participants who are foreign nationals or employed outside the United States, or both, to receive Benefits under the Plan, the Committee may adopt such amendments, administrative policies, sub-plans and the like (collectively, “Sub-plans”) as are necessary or advisable, in the opinion of the Committee, to effectuate the purposes of the Plan and achieve favorable tax treatment or facilitate compliance under the laws of the applicable foreign jurisdiction without otherwise violating the terms of the Plan. Therefore, to the extent the Committee determines that the restrictions imposed by this Plan preclude the achievement of material purposes of the Benefits in jurisdictions outside of the United States, the Committee has the authority and discretion to adopt Sub-Plans to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States. The Committee may from time to time establish Sub-Plans under the Plan for purposes of satisfying blue sky, securities, tax or other laws of various jurisdictions in which the Company intends to grant Awards. Any Sub-Plans shall contain such limitations and other terms and conditions as the Committee determines are necessary or desirable. All Sub-Plans shall be deemed a part of the Plan, but each Sub-Plan shall apply only to the Participants in the jurisdiction for which the Sub-Plan was designed. Notwithstanding the foregoing, no Sub-Plans will include any provisions that are inconsistent with the terms of the Plan unless the Plan could have been amended to eliminate such inconsistency without further approval of the shareholders of the Company under Applicable Law.

20.16 Section 409A. Notwithstanding any provision of the Plan to the contrary, it is intended that the provisions of the Plan comply with Section 409A of the Code or an exemption thereunder, and all provisions of the Plan shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan comply with Section 409A of the Code, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant (or a Participant’s legal representative or beneficiary) in connection with the Plan (including any taxes and penalties under Section 409A of the Code). Notwithstanding anything in the Plan to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, any payment that is made under the Plan on account of Employee’s separation from service and that does not qualify as a “short-term deferral” within the meaning of Section 1.409A-1(b)(4) of the Treasury Regulations (or any other exemption therefrom) shall be made on the earliest date permitted under Section 409A that is more than six (6) months following the date of the Participant’s separation from service to the extent required to avoid any adverse tax consequences under Section 409A of the Code. With respect to any payment that is considered “deferred compensation” subject to Section 409A of the Code, references in the Plan to “termination of employment”, “retirement” or substantially similar phrases shall mean “separation from service” within the meaning of Section 409A of the Code. For purposes of Section 409A of the Code, each of the payments that may be made under the Plan is designated as a separate payment.

Appendix A

The Performance Criteria may include, without limitation, the following criteria:

•

operating earnings or income; operating earnings per share; adjusted operating income per share; net income; total or net revenues; adjusted operating revenue, gross or net premiums; shareholder return and/or value; relative total shareholder return; retained earnings; book value or book value per share; book value per share excluding all other comprehensive income; gross or net margin; profit returns and margins; operating or net cash flow; financial return ratios; return on equity; average adjusted return on equity; return on assets; return on invested capital; earnings per share growth; change in embedded value and embedded value of new business;

•

budget achievement; expenses; expense control; market capitalization; stock price; market share; working capital; cash available to Company from a Subsidiary or Subsidiaries; dividends; ratings; business trends; balance sheet optimization and economic value added;

•

product development; client development; leadership; investor relations; project progress; project completion; quality; technology initiatives; data privacy and cybersecurity; customer satisfaction; sustainability; talent and culture; and corporate governance; or

•	any other measure of Company performance, any individual performance criteria, and any other measure of performance selected by the Committee in its discretion.